Exhibit 10.21

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”), dated as of December 13, 2006, as amended and restated as of December 13, 2008, by and among CARROLS RESTAURANT GROUP, INC., a Delaware corporation (“Parent”) with an address at 968 James Street, Syracuse, New York 13203, CARROLS CORPORATION (“Employer”), a Delaware corporation and a wholly-owned subsidiary of Parent with an address at 968 James Street, Syracuse, New York 13203, and ALAN VITULI whose principal residence is 789 Crandon Boulevard, Key Biscayne, Florida 33149 (“Employee”):

W I T N E S S E T H:

WHEREAS, Employee has been and is presently employed by Employer as its Chairman of the Board and Chief Executive Officer pursuant to the terms of the Second Amended and Restated Employment Agreement, dated as of March 27, 1997, between Employer and Employee, as amended and extended pursuant to an Extension of Employment Agreement, dated April 1, 2002, as further extended pursuant to a Second Extension of Employment Agreement, dated November 11, 2004 and as further extended pursuant to a third Extension of Employment Agreement, dated as of May 3, 2005 (together, the “Prior Employment Agreement”);

WHEREAS, the parties have agreed that Parent, Employer and Employee shall enter into this Agreement which, effective as of the Effective Date (as defined herein), shall supersede in its entirety the Prior Employment Agreement;

WHEREAS, the parties wish to amend and restate this Agreement to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and the regulations issued thereunder; and

WHEREAS, as of the Effective Date, Parent and Employer desire to continue to engage Employee to perform services for Employer, Parent, and any present or future parent, subsidiary or affiliate of Employer or Parent, and their successors and assigns (the “Companies”) and Employee desires to perform such services, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and adequacy of which is mutually acknowledged, it is agreed by and between the parties as follows:

1. DEFINITIONS

For purposes of this Agreement, unless the context requires otherwise, the following words and phrases shall have the meanings indicated below:

“Change of Control” shall mean and shall have occurred or be deemed to have occurred only if any of the following events occurs:

(a) The acquisition, directly or indirectly, by any person or group (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act and the rules thereunder) of beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (voting securities) of Parent that represent 50% or more of the combined voting power of Parent’s then outstanding voting securities, other than:

(i) An acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Parent or any person controlled by Parent or by any employee benefit plan (or related trust) sponsored or maintained by Parent or any person controlled by Parent; or

(ii) An acquisition of voting securities by Parent or a corporation owned, directly or indirectly by all of the stockholders of Parent in substantially the same proportions as their ownership of the stock of Parent.

Notwithstanding the foregoing, the following event shall not constitute an acquisition by any person or group for purposes of this subsection (a): an acquisition of Parent’s securities by Parent which causes Parent’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of Parent’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of Parent’s then outstanding voting securities by reason of share acquisitions by Parent as described above and shall, after such share acquisitions by Parent, become the beneficial owner of any additional voting securities of Parent, then such acquisition shall constitute a Change of Control; or

(b) individuals who, as of the Effective Date, constitute the Board of Directors of Parent (as of the Effective Date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Parent, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by Parent’s stockholders, was approved by a vote of at least a two-thirds of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Parent) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(c) The consummation by Parent (whether directly involving Parent or indirectly involving Parent through one or more intermediaries) of (i) a merger, consolidation, reorganization, or business combination, or (ii) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A) Which results in Parent’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Parent or the person that, as a result of the transaction, controls, directly or indirectly, Parent or owns, directly or indirectly, all or substantially all of Parent’s assets or otherwise succeeds to the business of Parent (Parent or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and

(B) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in Parent prior to the consummation of the transaction; or

(d) a sale or disposition of all or substantially all of Parent’s assets; or

(e) The Parent’s stockholders approve a liquidation or dissolution of the Parent.

“Cause” shall mean: (i) the commission by Employee of a felony; (ii) the unauthorized disclosure of confidential proprietary information of Parent, Employer or any of the Companies which disclosure Employee knows or reasonably should have known would be reasonably likely to result in material damage to Parent or Employer; (iii) the breach by Employee of any material provision of this Agreement, which breach, if curable, is not remedied within thirty (30) days after Employee’s receipt of written notice thereof provided, however, that Employer need not permit Employee to cure any breach which has been the subject of a prior written notice; (iv) the engagement in material self dealing in breach of fiduciary duties with respect to Parent’s or Employer’s assets or properties unless disclosed to and approved by the disinterested members of the Board of Directors of Parent; (v) an act of gross misconduct in connection with Employee’s duties hereunder; or (vi) chronic alcohol or drug abuse rendering Employee incapable of carrying out his duties hereunder as determined in good faith by the Board of Directors of Parent continuing after Employee is given a reasonable opportunity to obtain medical or other appropriate treatment or rehabilitation.

“Effective Date” shall mean December 14, 2006, which was the date that the Registration Statement was declared effective by the Securities and Exchange Commission.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean (i) the material failure of Employer to comply with the provisions of this Agreement which failure shall not cease promptly and in no event more than thirty (30) days after Employer’s receipt of written notice from Employee objecting to such conduct; (ii) any termination by Parent or Employer of Employee’s employment other than as expressly permitted in this Agreement; or (iii) the assignment to Employee of duties and responsibilities materially inconsistent with those duties and responsibilities customarily assigned to individuals holding the position of Chairman and Chief Executive Officer of a company of comparable size or the substantial reduction by Parent or Employer of Employee’s duties and responsibilities and, if curable, not remedied by Employer within 30 days after receipt of written notice.

“Registration Statement” shall mean Parent’s Registration Statement on Form S-1 (Registration No. 333-137524), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the initial public offering of Parent’s common stock.

2. REPRESENTATIONS AND WARRANTIES

Employee represents and warrants that he is not subject to any restrictive covenants or other agreements or legal restrictions in favor of any person which would in any way preclude, inhibit, impair, limit or be violated by his employment hereunder or the performance of his duties, as contemplated herein.

3. EMPLOYMENT

Employer hereby employs Employee and Employee accepts such employment as Chairman and Chief Executive Officer of Employer. Employee shall also serve as Chairman and Chief Executive Officer of Parent. As its Chairman and Chief Executive Officer, Employee shall render such services to Parent and Employer as are customarily rendered by the Chairman and Chief Executive Officer of comparable companies and as required by the certificate of incorporation and by-laws of Parent. During the Term, Employee shall be elected to and shall serve, if so elected, as a member of the Board of Directors of Parent and Employer and may be elected and shall serve, if so elected, as a member of the Board of Directors of the other Companies as may from time to time be prescribed by the Board of Directors of Parent or Employer. Employee accepts such employment and, consistent with fiduciary standards which exist between an employer and an employee shall perform and discharge the duties that may be assigned to him from time to time by Parent or Employer in an efficient, trustworthy and businesslike manner. It is specifically agreed that nothing in this Agreement shall prohibit Employee from (i) serving on corporate, civic or charitable boards or committees; (ii) engaging directly or indirectly, in activities with other public or private companies or ventures; or (iii) making investments in any capacity whatsoever, provided only that, such activities or any of them do not impair Employee’s performance of his duties or otherwise violate or result in a breach of the terms and provisions of Section 11 hereof.

4. PLACE OF EMPLOYMENT

During the Term, Employee shall render services where and as reasonably required by Parent or Employer. In conformance with the foregoing and not in limitation thereof, Employee agrees to take such trips as shall be consistent with or reasonably necessary in connection with his duties. Employer shall furnish Employee at Employer’s principal office with an office and secretarial help and such other assistance, facilities and services consistent with Employee’s position and necessary for the adequate performance of his duties.

5. TERM

Subject to the provisions of Section 10 hereof, the term of this Agreement shall commence on the Effective Date and shall expire on December 31, 2008 (the “Initial Term”). This Agreement shall be automatically renewed for successive twelve (12) month periods on all the remaining terms and conditions set forth herein, unless either party elects not to renew this Agreement by giving written notice to the other at least ninety (90) days before a scheduled expiration date. The Initial Term of this Agreement together with any such renewals are collectively referred to herein as the “Term.”

6. COMPENSATION

(a) As compensation for all services rendered and to be rendered by Employee hereunder and the fulfillment by Employee of all of his obligations herein, Employer shall pay Employee, during the term, a base salary (the “Base Salary”) at the rate of $650,000 per annum (prorated for periods that are less than one year) payable in accordance with Employer’s customary payroll practices. Employee’s base salary shall be subject to an annual increase at the sole discretion of the Compensation Committee of the Board of Directors of Parent.

(b) Employee will participate in the Executive Bonus Plan of Employer (the “Executive Bonus Plan”). Notwithstanding any provision contained herein or in the Executive Bonus Plan to the contrary, no amendment to the Executive Bonus Plan shall have a material adverse impact on Employee. If the Executive Bonus Plan is discontinued, Employer agrees to establish a plan which will provide similar potential benefits based upon similar performance measurements to Employee.

(c) Employee will also be eligible to participate in all phantom and/or actual stock option or other equity incentive programs applicable to executive employees as determined by the Compensation Committee of the Board of Directors of Parent in its sole discretion.

(d) Employer shall deduct from the compensation described in (a), (b) and (c) above, any federal, state or city withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by Employer pursuant to any federal, state or city laws, rules or regulations.

(e) Any compensation otherwise payable to Employee pursuant to this Section in respect of any period during which Employee is disabled (as contemplated in Section 10) shall be reduced by any amounts payable to Employee for loss of earnings or the like under any insurance plan or policy the premiums for which are paid for in their entirety by Employer.

7. BUSINESS EXPENSES

(a) Employer shall pay, on behalf of Employee, or reimburse Employee, for all dues to professional societies and other organizations as are customarily joined by individuals holding the position of Chairman and Chief Executive Officer of businesses similar to Parent and Employer. Such dues shall be paid or reimbursed no later than March 15 th of the calendar year immediately following the calendar year in which such dues are payable. Employer will require and shall reimburse Employee for his out of pocket cost of one complete physical examination per fiscal year of the Term; provided that such out of pocket costs shall be reimbursed no later than March 15th of the calendar year immediately following the calendar year in which such cost is incurred.

(b) Each of Parent and Employer agrees that Employee is authorized to incur reasonable expenses in the performance of his duties hereunder and agrees that all reasonable expenses incurred by Employee in the discharge and fulfillment of his duties, as set forth in Section 3, will be promptly reimbursed or paid by Employer upon written substantiation signed by Employee, itemizing said expenses and containing all applicable vouchers. Employee shall be entitled to receive prompt reimbursement for all reasonable travel and entertainment expenses and the costs of attending conferences and seminars, so long as such expenses relate to Employee’s ability to serve the best interests of Parent or Employer. In addition, within 30 days of the rendition of the applicable invoices, Employer shall reimburse Employee annually for the reasonable costs incurred by Employee in tax planning and tax return preparation in an annual amount not to exceed $10,000. Notwithstanding anything herein to the contrary, expenses that are reimbursable under this Section 7(b) shall be reimbursed no later than March 15th of the calendar year immediately following the calendar year in which such expenses are incurred.

8. BENEFITS AND INSURANCE

(a) Employer agrees that, during the Term, Employee shall be insured under all insurance policies and shall receive all benefits under all pension and welfare benefit plans (including, without limitation group life, medical, major medical and disability insurance) that Employer may maintain and keep in force during the Term for the benefit of Employer’s or any of the Companies’ employees, subject to the terms, provisions and conditions of such pension and welfare benefit plans or insurance and the agreements with underwriters relating to same. In addition, Employer will provide medical and major medical insurance for Employee and his spouse during the Term and for the remainder of their respective lives and during such period such benefit shall also provide coverage to Employee’s eligible dependents, notwithstanding the termination of Employee’s employment hereunder, whether voluntary or involuntary (other than pursuant to Section 10(d) hereof) or following non-renewal of the Term of this Agreement, or his Disability or death, consistent with the level and type of coverage provided to Employee by Employer’s policy at March 1, 1996, provided however, that the provisions of this Section 8(a) will not require Employer to continue post retirement or post employment medical coverage for Employee or his spouse in the event Employer terminates its post retirement and/or post employment coverage on a company-wide basis. In the event of such termination of coverage or otherwise at the election of Employer, Employee shall be entitled to obtain a replacement policy consistent with the level and type of coverage described in the preceding sentence covering Employee and his spouse and Employer shall reimburse Employee on an annual basis with respect to the cost of the same.

(b) Employer and Employee agree that neither Employer nor Employee shall have any future obligations related to ITT Hartford life insurance policy No. U01732239 (the “Policy”) owned by the Alan Vituli Insurance Trust dated June 22, 1989, except that any cash value accumulated with respect to the Policy as of the Effective Date shall be used to pay for and fund future annual premiums; provided, however, that at such time as the remaining cash value of the Policy becomes insufficient to fund such annual premiums, Employee may, but shall not be obligated to, continue to pay for and fund such annual premiums and keep such Policy in effect.

9. VACATION

Employee shall be entitled to an aggregate of four (4) weeks paid vacation during each year of the Term at time or times reasonably agreeable to both Employee and Employer, it being understood that any portion of such vacation not taken in such year shall not be available to be taken during any other year.

10. TERMINATION; CHANGE OF CONTROL; DEATH; DISABILITY

(a) Subject to the provisions of this Agreement, either Parent or Employer, on the one hand, or Employee, on the other hand, may terminate the employment of Employee after receipt of written notice by the other party hereto provided that all applicable cure periods have expired if Parent or Employer terminates the employment of Employee for Cause or Employee terminates his employment with Good Reason.

(b) If within twelve (12) months following a Change of Control occurring during the Term, the employment of Employee hereunder is terminated without Cause or Employee terminates his employment for Good Reason, Employee shall be paid: (1) 30 days after such termination of employment, his accrued but unpaid Base Salary and vacation as of the date of termination; (2) any amounts the Employee may be entitled to pursuant to the Carrols Corporation & Subsidiaries Amended and Restated Deferred Compensation Plan then in effect (the “Deferred Compensation Plan”) at such times as provided under the Deferred Compensation Plan; (3) continue any and all benefits and insurance policies as required by Section 8 hereof and (4) a lump sum cash payment on the six-month anniversary of such termination of employment, in an amount equal to 2.99 multiplied by the average of the sum of the Base Salary and the annual bonus paid under the Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination (the “Five-Year Compensation Average”).

(c) If Parent or Employer (1) during the Term enters into a binding written agreement to engage in a transaction which, if consummated, would result in a Change of Control; (2) such transaction is consummated within twelve (12) months after the last date of the Term; and (3) subsequent to entering into such agreement Parent or Employer terminates employment of Employee without Cause or Employee terminates his employment for Good Reason, Employer shall pay to Employee an amount equal to the payment set forth in Section 10(b) hereof.

(d) If Employee terminates his employment pursuant to Section 10(a) hereof without Good Reason or Parent or Employer terminates the employment of Employee hereunder for Cause, Employer’s only obligations hereunder shall be to pay to Employee (1) 30 days after such termination of employment, his accrued but unpaid Base Salary and vacation pay as of the date of termination plus (2) any amounts Employee is entitled to under the Deferred Compensation Plan at such times as provided under the Deferred Compensation Plan. In the event of such termination, Employee shall have no further obligation to perform services for Parent, Employer or any of the Companies.

(e) Other than in the case of Employee receiving benefits under paragraph (b) above following a Change of Control, if Parent or Employer terminates employment of Employee hereunder without Cause, or Employee terminates his employment for Good Reason, Parent or Employer shall pay to Employee (1) 30 days after such termination of employment, his accrued but unpaid Base Salary and vacation pay as of the date of termination; (2) on the six-month anniversary of such termination of employment, a lump sum cash payment in an amount equal to 2.00 multiplied by Employee’s Five Year Compensation Average; (3) any amounts Employee is entitled to under the Deferred Compensation Plan at such times as provided under the Deferred Compensation Plan; (4) not later than March 15th of the calendar year following the year in which the Employee’s employment terminates, a pro rata portion of the annual bonus for the year in which Employee’s employment is terminated payable under the terms of the Executive Bonus Plan; and (5) continue any and all such benefits and insurance policies as required by Section 8 hereof.

(f) If Employee becomes physically or mentally disabled during the Term so that he is unable to perform the services required of him pursuant to this Agreement for a period of six (6) successive months, or an aggregate of six (6) months in any twelve (12) month period, Parent or Employer may give Employee written notice of its intention to terminate the services of Employee hereunder. In such event, Employee’s employment shall terminate effective on the thirtieth (30th) day after receipt of such notice by Employee (the “Disability Effective Date”) provided Employee shall not have returned to the performance of Employee’s duties. In the event Employee’s employment is terminated by reason of disability, Employer’s only obligations hereunder shall be (1) to continue the Base Salary (at the rate in effect on the Disability Effective Date) for a period of three (3) years; (2) to pay, no later than March 15th of the calendar year following the year in which the Disability Effective Date occurs, a pro rata portion of the annual bonus for the year in which Employee’s employment is terminated payable under the terms of the Executive Bonus Plan; (3) any amounts Employee is entitled to under the Deferred Compensation Plan at such times as provided under the Deferred Compensation Plan; and (4) to continue any and all such benefits and insurance policies as required by Section 8 hereof.

(g) In the event of Employee’s death during the Term, Employer shall pay to his spouse, if he is survived by a spouse, or if not, to the estate of Employee, (1) 30 days after Employee’s death, Employee’s accrued and unpaid Base Salary (at the rate in effect on the date of death) as of the date of death; (2) no later than March 15th of the calendar year following the calendar year of Employee’s death, a pro rata share of the annual bonus for the year of his death payable under the terms of the Executive Bonus Plan; (3) any amounts Employee is entitled to under the Deferred Compensation Plan at such times as provided under the Deferred Compensation Plan in the manner prescribed by the executor of Employee’s estate and (4) continue any and all such benefits and insurance policies as required by Section 8 hereof.

(h) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by Employer or any other person or entity to or for the benefit of Employee is a “parachute payment” (within the meaning of Section 280G(b)(2) of the Code), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with Employer, Parent or any of the Companies or a change in ownership or effective control of the Parent or a substantial portion of its assets (a “Payment”), and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), concurrent with the making of such Payment, Employer shall pay to Employee an additional payment (the “Gross-Up Payment”) in an amount such that the net amount retained by Employee, after deduction of any Excise Tax on such Payment and any federal, state or local income tax and Excise Tax on the Gross-Up Payment shall equal the amount of such Payment. All determinations concerning the application of this paragraph shall be made by Parent’s independent accountants, whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants shall be borne by Employer. All payments under this Section 10(h) shall be made by the end of the Employee’s taxable year following the year in which the Employee or the Employer, on the Employee’s behalf, remits the related taxes and, in the event of an audit or litigation where the result of such audit or litigation no taxes are remitted, then all such payments shall be made by the end of the Employee’s taxable year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. All payments made under this Section 10(h) shall be made in a manner and time satisfying the requirements of Treasury Regulation 1.409A-3(i)(1)(v).

(i) In the event that Employee is a “specified employee” then, with respect to amounts payable or benefit provided pursuant to this Section 10 which constitute payments under a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, then all such payments and benefits which are due within six-months of a “separation from service” within the meaning of Section 409A of the Code shall be delayed until the six-month anniversary of the Employee’s “separation from service”.

(j) The Employer may, in its sole discretion, accelerate any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code as permitted by Treasury Regulation 1.409A-3(j)(4).

11. RESTRICTIVE COVENANTS

(a) During the Term and for a period of two years following termination of this Agreement, Employee (i) will not violate or cause Parent, Employer or any of the Companies to violate the terms of any agreement, including any franchise agreement, which Employer is obligated under, except with the express written consent of the duly empowered officer of Parent or Employer or pursuant to an order of a court of competent jurisdiction; and (ii) will not divulge or use any confidential information the effect of which would be injurious to Parent, Employer or any of the Companies without the prior written consent of a duly empowered officer of Parent or Employer. Employee shall have the right to approve the provisions of any such franchise or other agreement which restricts Employee’s future employment or business interests. During the Term and for a period of two years following termination of Employee’s employment hereunder, Employee will not solicit or employ any person, who was employed by Parent, Employer or any of the Companies within six months prior to the termination of Employee’s employment, in any business in which Employee has a material interest, direct or indirect, as an officer, partner, shareholder or beneficial owner. The preceding sentence shall not prohibit Employee from hiring (i) the individual who is the general counsel of Parent or Employer as of the Effective Date at any time, or (ii) any person whose employment is terminated involuntarily by Parent or Employer or any of the Companies during the Term or at any time thereafter provided that such hiring shall not occur until after Employee’s termination of employment hereunder.

(b) In view of the unique and valuable services it is expected Employee will render to Parent, Employer and the Companies, and in consideration of the compensation to be received hereunder, Employee agrees (i) that he will not, during the period he is employed by Employer under this Agreement or otherwise, Participate In (as defined below) any other business or organization, which is engaged in the retail fast-food restaurant business, and (ii) for a period of two years after he ceases to be employed by Employer under this Agreement, he will not compete with or be engaged in the retail fast-food restaurant business or Participate In any other business or organization which during such two year period is engaged in the retail fast-food restaurant business within the Area, except that in each case the provisions of this Section 11(b) will not be deemed breached merely because Employee owns not more than 5% of the outstanding common stock of a corporation, if, at the time of its acquisition by Employee, such stock is listed on a national securities exchange, is listed or reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange.

(c) As used in this Agreement, the term “Participate In” shall mean: “directly or indirectly, for his own benefit or for, with, or through any other person, firm, or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name in.”

(d) As used in this Agreement, the term “Area” shall mean, at any particular time, any location within a 100 mile radius of any site at which any of the Companies is engaging in the retail fast-food business or, at the time of termination of employment, intends to engage in the retail fast-food business.

(e) The parties hereto, recognizing that irreparable injury will result to Parent, Employer and the Companies, their respective business and property in the event of Employee’s breach of this Employee covenant and non-competition provision, agree that in the event of any such breach by Employee, Parent or Employer will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Employee, Employee’s partners, agents, servants, employers, employees, and all persons acting for or with Employee. Employee represents and admits that in the event of termination of this Agreement, Employee’s experience and capabilities are such that Employee can obtain employment in a business engaged in other lines and/or of a different nature than the business of Parent, Employer or the Companies, and that the enforcement of a remedy by way of injunction will not prevent Employee from earning a livelihood.

12. INDEMNIFICATION

To the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented (“Section 145”) and Article Eighth of Parent’s Restated Certificate of Incorporation as in effect as of the Effective Date, each of Parent and Employer shall indemnify Employee and hold him harmless from and against any and all of the expenses, liabilities or other matters referred to or covered in said section and certificate of incorporation (collectively, “Liabilities”) if any of such Liabilities are incurred or suffered by Employee as a result of, arising out of or in connection with his employment by Parent, Employer or any of the Companies, provided however, that Employee acknowledges that he is not entitled to the indemnity referred to above (either as set forth in Parent’s certificate of incorporation or in this Agreement), to the extent a dispute arises between Parent or Employer and Employee with respect to his conduct as an Employee, or any claim that may arise either directly or indirectly with respect to the breach of any terms and conditions of this Agreement. In addition to the indemnification, as provided in Section 145, Employer shall advance expenses, including reasonable attorneys’ fees, of Employee. The indemnification and advancement of expenses provided for herein shall continue after Employee has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of Employee.

13. BINDING EFFECT

This Agreement shall inure to the benefit of and be binding upon each of Parent and Employer and its successors. Each of Parent and Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Parent or Employer would be required to perform it if no such succession had taken place or with or into which Parent or Employer may consolidate or merge. Employee agrees that this Agreement is personal to him and may not be assigned by him otherwise than by will or laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.

14. MISCELLANEOUS

(a) If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

(b) This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby shall be construed and enforced in accordance with the laws of New York applicable to contracts made and fully to be performed therein, and without giving effect to any rules of conflicts of law.

(c) All notices, requests, demands, and other communications provided for hereunder shall be in writing and shall be given or made when (i) delivered personally; (ii) three (3) business days following mailing by first class postage prepaid, registered or certified mail, return receipt requested, to the party to be notified at its or his address set forth herein; or (iii) on the date sent by telecopier, if the addressee has compatible receiving equipment and provided the transmittal is made on a business day during the hours of 9:00 a.m. to 6:00 p.m. of the receiving party and if sent at other times, on the immediately succeeding business day, or (iv) on the first business day immediately succeeding delivery to an express overnight carrier for the next business day delivery.

(d) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each of the parties shall deliver such further instruments and take such further action as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement. This Agreement represents the entire understanding of the parties with reference to the subject matter hereof, supersedes in its entirety the provisions of the Prior Employment Agreement, and neither this Agreement nor any provisions hereof may be modified, discharged or terminated except by an agreement in writing signed by the party against whom the enforcement of any waiver, charge, discharge or termination is sought. Any waiver by either party of a breach of any provision of this Agreement must be in writing and no waiver of a particular breach shall operate as or be construed as waiver of any subsequent breach thereof.

(e) In the event of any inconsistency between any provision of this Agreement and Section 409A of the Code, including any regulatory and administrative guidance issued from time to time thereunder, the provisions of Section 409A shall control. It is the intention of the parties hereto that this Agreement satisfy the requirements of Code Section 409A, and the parties hereby agree to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Code Section 409A after the date hereof without violating Code Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Code Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Agreement to fail to comply with Code Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and have caused this Amended and Restated Employment Agreement to be executed as of the date first written above.

CARROLS RESTAURANT GROUP, INC.
By:	/s/ Joseph Zirkman
Name: Joseph Zirkman
Title: Vice President
CARROLS CORPORATION
By:	/s/ Joseph Zirkman
Name: Joseph Zirkman
Title: Vice President /s/ Alan Vituli
ALAN VITULI